Exhibit 99.1

Columbus, OH February 26, 2024

Subject:  BFYW's Growth Initiative Gives Our Stock Room to Grow

Dear Fellow Shareholders:

Some of you have asked what kind of growth we foresee by making our premium coffee collection, Stephen James Curated Coffee Collection (SJCCC), BFYW's North Star. We thought that question deserved a well-reasoned answer and the details we relied upon to reach our conclusions. I want to walk you through our analysis below.

Our competitive market analysis identified and intensely scrutinized ten synergistic publicly traded coffee companies. As a measure of growth, we examined each company's TTM Revenue and Market Cap as of February 19, 2024. The analysis revealed an average Price-to-Sales ratio of 2.04, leading us to determine low and high estimates to establish an average price-to-sale benchmark of 1.97. Furthermore, many companies have negative price-to-earnings; conversely, after funding, we project SJCCC to break even by the 20th month and remain profitable for the foreseeable future.

As a measure of growth, we examined each company's TTM Revenue and Market Cap as of February 19, 2024. The analysis revealed an average Price-to-Sales ratio of 2.04. Furthermore, many companies have negative price-to-earnings. After funding, we project SJCCC to break even by the 20th month and remain profitable for the foreseeable future.

We utilized a comprehensive analysis incorporating low and high estimates to establish an average price-to-sale benchmark of 1.97.

Competitive Market Analysis

Companies	Ticker	Exchange	Share Price	Market Cap	Revenue TTM	Price- to- Sale
Dutch Brothers, Inc.	BROS	NYSE	27.40	4,852,961,000	913,480,000	5.31
Westrock Coffee Company	WEST	NASDAQ	10.99	978,260,000	877,500,000	1.11
Black Rifle Coffee Company	BRCC	NYSE	4.25	901,180,000	369,600,000	2.44
Restaurant Brands International, Inc.	QSR	NYSE	77.19	24,118,390,000	7,020,000,000	3.44
Farmer Brothers, Inc.	FARM	NASDAQ	3.77	76,500,200	342,600,000	0.22
Hain Celestial Group, Inc.	HAIN	NASDAQ	9.70	870,925,400	1,890,000,000	0.46
Keurig Dr Pepper, Inc	KDP	NASDAQ	30.97	43,306,470,000	14,060,000,000	3.08
Coffee Holding Company	JVA	NASDAQ	1.25	6,964,490	68,200,000	0.10
Nestle	NSRGY	OTCM	110.23	294,314,100,000	107,560,000,000	2.74
Peets	JDPE	AEX	24.78	12,455,932,900	8,150,000,000	1.53
Average	N/A	N/A	30.05	38,188,168,399	14,125,138,000	2.04
Better For You Wellness	BFYW	OTCM		Low Estimate*		1.91
Better For You Wellness	BFYW	OTCM		Average Price-to-Sale**		1.97
Better For You Wellness	BFYW	OTCM		High Estimate		2.04

*	Lower removes the two top and two low P/S
**	The Average of the Low and High P/S

Source: Market Data collected from Fidelity, WSJ.com, and StockAnalysis.com on February 19, 2024

Having strategically entered Kroger last year, our sales projections for 2024 anticipate a presence in 250 stores by late summer, with a remarkable doubling of doors served year-over-year for the next four years. Our ambitious expansion plan projects nearly 4,000 stores by the fifth year, including significant grocers such as Kroger, Giant Eagle, Wegmans, etc.

Our revenue projections and associated costs like COGs and operational expenses are meticulously calculated by leveraging Kroger's metrics and drawing on our collective experiences with manufacturing and distribution partners. The annual multiplication of revenue and price-to-sales ratios forms the basis for establishing a year-over-year projected market capitalization (i.e., revenue x P/S = market cap). Further, to estimate the Share Price, we divide the market cap by authorized shares, providing a projection for the share price (i.e., market cap / authorized shares = share price).

The graph below vividly illustrates the compelling results derived from this analysis. It substantiates our decision to take the brand to the public market and indicates significant growth potential for BFYW Stock. It's essential to note that we have truncated the P/S decimal value in the graph for clarity and illustration purposes. These findings collectively underscore the favorable trajectory and potential for growth that BFYW's stock, your stock, holds in the market.

BETTER FOR YOU WELLNESS, INC. (OTCM: BFYW)

As of February 19, 2024	Per Share Price $0.0040
Current Market Cap	$1,676,837	Shares Outstanding	419,209,200
Estimated Price-to-Sale Ratio (P/S)	1.97	Estimated P/S applied to the Term of the Note for projection purposes only

	Year One	Year Two	Year Three	Year Four	Year Five
Total Projected Revenue	$1,055,503	$8,036,770	$23,340,949	$39,254,052	$59,795,058
Estimated YE Cash-in-Hand (Projected Retained Earnings)	$906,044	$125,430	$1,220,542	$6,791,360	$17,306,217
Estimated Shares Outstanding *	419,609,200	420,009,200	420,409,200	420,809,200	421,209,200
Estimated Price Per Share	$0.0050	$0.0377	$0.1094	$0.1838	$0.2797
Projected Market Cap	$2,079,341	$15,832,437	$45,981,669	$77,330,483	$117,796,263

*	Assumes issuance of 100,000 Shares per Independent Director per year.

The projections above are based on a comprehensive market analysis of ten prominent publicly traded coffee companies.

Source: Market Data collected from Fidelity, WSJ.com, and StockAnalysis.com on February 19, 2024.

These projections only include SJCCC.

We developed the BFYW Growth Initiative to grow shareholder value by generating revenue and building profitability via BFYW's Stephen James Curated Coffee Collection. The initiative focuses our energies on the SJCCC premium coffee brand, as coffee is the second most consumed beverage in the world, leverages its retail relationship with Kroger, prepares our creative/marketing teams to grow brand awareness, and our manufacturing and distribution team to ensure we can continue to scale commercially at reduced costs for increasing online and in-store coast-to-coast sales. The next step is to secure the growth capital for full implementation.

I hope the information above helps you understand our thinking and why I am enthusiastic about championing and raising the capital to implement this initiative.

I appreciate your being a shareholder and your continued interest in our growth. I look forward to sharing a captivating lineup of products to launch soon and informing you as we progress on this exciting journey.

If you have any questions, please visit our Contact Page on BFYW.com and use our contact form. Our Team will forward your email to me for review.

All the best.

Ian James

Chairman and CEO

Better For You Wellness, Inc.

Read the Series of Open Letters on BFYW's Growth Initiative

Letter #1: December 18, 2023
Unlocking Growth and Profitability: An Open Letter to Our Valued Shareholders from BFYW's Chairman and CEO

Letter #2: January 23, 2024
Progress Update and Strategic Outlook - A Letter to Shareholders
Letter #3: January 30, 2024
Our Premium Coffee Forecast Deep Dive